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News Release


February 10, 2000


FROM:                      FLOWSERVE CORPORATION

SUBJECT:                   Flowserve to Acquire Ingersoll-Dresser Pumps for
                           $775 Million

FOR INFORMATION:           Crystal C. Bell (972) 443-6557 (Investors)
                           Andrea Priest (212) 697-9191 (Media)

         DALLAS, TEXAS - Flowserve Corporation today announced that it has signed a definitive agreement to acquire Ingersoll-Dresser Pumps (IDP) for $775 million in cash. The acquisition will create the world's second largest pump company.

         The transaction, which will be accounted for as a purchase, will be financed with a combination of bank financing and senior subordinated notes. Flowserve has received $1.425 billion of committed financing from Credit Suisse First Boston and Bank of America in connection with the acquisition. The transaction is contingent on regulatory approvals and is expected to close in mid-April. The acquisition should be accretive to earnings in 2001.

         C. Scott Greer, President and Chief Executive Officer of Flowserve, said, "The combination of Flowserve and IDP will form a platform for future growth in earnings and cash flows, providing greater stability and growth for Flowserve.





Flowserve Corporation    222 West Las Colinas Boulevard   Phone 972-443-6500
Headquarters             Suite 1500                       Facsimile 972-443-6800
                         Irving, Texas 75039 USA          www.flowserve.com


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Page 2 - Flowserve to Acquire Ingersoll-Dresser Pumps for $775 Million


         "It is rare for a combination of two businesses to yield this amount of available hard synergies, which should significantly lower the costs of the total entity. These expected synergies will result in the elimination of a number of overlapping facilities and other inefficiencies," said Greer.

         "In addition to the cost savings, the acquisition strengthens our petroleum and chemical product offerings and allows Flowserve to diversify in the fast-growing water and power businesses. It also furthers our strategic goal of achieving more balanced global coverage, strengthening our position in Europe, Asia and Latin America," he continued.

         "From a service perspective, not only is Flowserve acquiring some of the best brands in the industry, but we will have access to one of the largest installed bases of process pumps in the flow-control industry."

         On a run rate, synergies are projected to be $75 million by the end of 2001. Due to the timing of the closing, some expected dissynergies and financing costs, the acquisition is expected to be earnings neutral to slightly dilutive to 2000 earnings. Flowserve intends to proceed with the integration of the two businesses immediately upon closing the acquisition, with initial cost savings being realized over the balance of 2000.

         Flowserve also said today that it was suspending its quarterly cash dividend effective immediately in order to reinvest in the growth of the Company, and to better position the Company's stock for future appreciation.



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Page 3 - Flowserve to Acquire Ingersoll-Dresser Pumps for $775 Million


         IDP is a wholly-owned business unit of Ingersoll-Rand Company (NYSE:
IR). With 1999 sales of $838 million and operating income of $64 million, IDP offers a variety of pumps for diversified industrial use and specialty pumps for process, power generation and marine applications.

         Flowserve Corporation (NYSE: FLS) is one of the world's leading providers of industrial flow management services. Operating in 28 countries, with 1999 sales of $1.1 billion and about 7,000 employees, the Company produces engineered pumps for the process industries, precision mechanical seals, automated and manual quarter-turn valves, control valves and valve actuators, and provides a range of related flow management services.

                                      # # #

SAFE HARBOR STATEMENT: This news release contains various forward-looking statements and includes assumptions about Flowserve's future market conditions, operations and results. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: further changes in the already competitive environment for the Company's products or competitors' responses to Flowserve's strategies; the Company's ability to integrate IDP and Invatec into its management and operations; political risks or trade embargoes affecting important country markets; the health of the petroleum, chemical and power industries; economic turmoil in areas outside the United States; continued economic growth within the United States; unanticipated difficulties or costs or reduction in benefits associated with the implementation of the Company's "Flowserver" business process improvement initiative including, software; the recognition of significant expenses associated with adjustments to realign the combined Company's facilities and other capabilities with its strategies and business conditions, including without limitation expenses incurred in restructuring the Company's operations to incorporate IDP facilities, and the cost of financing to be assumed in acquiring IDP.